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                                                                    Exhibit 23.4


                                CONSENT OF INPUT


     We hereby consent to the use of the following information derived from "Federal IT Market Forecast, FY2003-FY2008," an INPUT report, and to all references to us included in or made part of DigitalNet Holdings, Inc.'s Registration Statement on Form S-1, any related prospectus and any future documents to be filed with the Securities and Exchange Commission by DigitalNet Holdings, Inc. or any of its subsidiaries:

         According to INPUT, an independent federal government market research firm, the overall federal information technology market for vendor-furnished information systems and services is expected to grow at a compound annual growth rate of 8.5% from $45.4 billion in federal fiscal year 2003 to $68.2 billion in federal fiscal year 2008.

         Federal government spending on outsourced information technology services, our primary market, is expected to grow from $8.9 billion in fiscal year 2003 to $16.1 billion in fiscal year 2008, a compound annual growth rate of 12.6%, according to INPUT.

         According to INPUT, the Department of Defense's spending on information technology services and solutions is expected to increase from $21.2 billion in federal fiscal year 2003 to $31.5 billion in federal fiscal year 2008.

         For example, the reform of the GSA Multiple Award Schedule in 1998 allowed agencies to take advantage of ordering services through pre-approved vendors and as a result, according to INPUT, the federal sales cycle has declined approximately 29% from federal fiscal year 1998 to federal fiscal year 2001.

         According to INPUT, federal government spending on network services and network management is expected to grow at a compound annual growth rate of 9.6% from $2.7 billion in federal fiscal year 2003 to $4.3 billion in federal fiscal year 2008.

                                        INPUT


Date: August 4, 2003                    /s/ Douglas Strahan
                                        ------------------------------------
                                        Name: Douglas Strahan
                                        Title: CFO